Exhibit 21.1

List of Subsidiaries

Name of Subsidiary	Direct Owner	Jurisdiction	Percentage Owned
Favour Group Ltd.	China Industrial Waste Management, Inc.	British Virgin Islands	100%
Full Treasure Investments Ltd.	Favour Group Ltd.	Hong Kong	100%
Dalian Dongtai Industrial Waste Treatment Co., Ltd.	China Industrial Waste Management, Inc.	PRC	90%
Dongtai Water Recycling Co. Ltd.	Dalian Dongtai Industrial Waste Treatment Co., Ltd.	PRC	80%
Dalian Zhuorui Recycling Co., Ltd.	Dalian Dongtai Industrial Waste Treatment Co., Ltd.	PRC	70%
Dalian Lipp Environmental Energy Engineering & Technology Co., Ltd.	Dalian Dongtai Industrial Waste Treatment Co., Ltd.	PRC	75%
Yingkou Dongtai Industrial Waste Treatment Co., Ltd.	Dalian Dongtai Industrial Waste Treatment Co., Ltd.	PRC	100%
Dalian Dongtai Organic Waste Treatment Co., Ltd.	Dalian Dongtai Industrial Waste Treatment Co., Ltd.	PRC	52%
Hunan Hanyang Environmental Protection Science & Technology Co., Ltd.	Dalian Dongtai Industrial Waste Treatment Co., Ltd.	PRC	65%
Sino-Norway Energy Efficiency Dalian Center Co., Ltd.	Dalian Dongtai Industrial Waste Treatment Co., Ltd.	PRC	60%